EXHIBIT 5.1 - LEGAL OPINION

Brewer & Pritchard                                  Three Riverway, 18th Floor
                                                          Houston, Texas 77056
                                                           Tel: (713) 209-2950
A PROFESSIONAL CORPORATION                                 Fax: (713) 659-5302
ATTORNEYS & COUNSELORS                                  Website: www.BPLaw.com




                            October 11, 2005

Mac Filmworks, Inc.
9424 Mansfield Rd., Ste. A-1
Shreveport, Louisiana

Re:   Mac Filmworks, Inc.
      Registration Statement on Form SB-2

Gentlemen:

   We have represented Mac Filmworks, Inc., a Delaware corporation ("Company"), in connection with the preparation of a registration statement filed on Form SB-2 (the "Registration Statement") under the Securities Act of 1933, as amended (the "Act"), filed with the Securities and Exchange Commission relating to the registration, issuance and sale of 250,000 units, each unit consisting of one share of Company common stock par value $.001 per share ("Common Stock") and seven three-year warrants, each to purchase one share of Company common stock: one Class "A" warrant to purchase one share of Company common stock at an exercise price of $2.00 per share; one Class "B" warrant to purchase one share of Company common stock at an exercise price of $3.00 per share; one Class "C" warrant to purchase one share of Company common stock at an exercise price of $4.00 per share; one Class "D" warrant to purchase one share of Company common stock at an exercise price of $5.00 per share; one Class "E" warrant to purchase one share of Company common stock at an exercise price of $6.00 per share; one Class "F" warrant to purchase one share of Company common stock at an exercise price of $7.00 per share; and one Class "G" warrant to purchase one share of Company common stock at an exercise price of $8.00 per share (the "Warrants"). The shares of Company common stock underlying the Warrants are referred to as the "Warrant Shares." The shares of Common Stock and the Warrants are collectively referred to as the "Units."

   In this connection, we have examined originals or copies identified to our satisfaction of such documents, corporate and other records, certificates, and other papers as we deemed necessary to examine for purposes of this opinion, including but not limited to the Warrant Agreement, the Articles of Incorporation of the Company, the Bylaws of the Company, and resolutions of the Board of Directors of the Company.

   We have examined such records and documents and have made such examination of laws as we considered necessary to form a basis for the opinion set forth herein. In our examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals, and the conformity with the originals of all documents submitted to us as copies thereof.

   Based solely upon Delaware law and a review of the documents described in paragraph 2 and 3 above, we are of the opinion that the (i) 250,000 units (each unit consisting of one share of Common Stock, Warrants and Warrant Shares) and (ii) Common Stock, Warrants and Warrant Shares comprising the units, when issued, will be legally issued, fully paid and non-assessable.

   We hereby consent to the use of this opinion as Exhibit 5.1 to the Registration Statement and to the use of our name under the caption "Legal Matters" in the prospectus included in the Registration
Statement.

                           Very truly yours,

                           //s// BREWER & PRITCHARD, P.C.
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                          BREWER & PRITCHARD, P.C.